Exhibit 99.1

Century Reports 2010 Earnings

MONTEREY, CA. February 15, 2011 -- Century Aluminum Company (NASDAQ:  CENX) reported net income of $65.3 million ($0.65 per basic and $0.64 per diluted common share) for the fourth quarter of 2010.  Financial results were negatively impacted by a mark-to-market loss on forward contracts of $5.7 million primarily related to LME price protection options and by a contractual termination pension benefit charge of $4.6 million due to the continued curtailment of the Ravenswood facility.  Changes to the Century of West Virginia retiree medical benefits program increased current quarter results by $56.7 million with an associated discrete tax benefit of $2.0 million.  Cost of sales for the quarter includes a $15.9 million net after-tax charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements.

For the fourth quarter of 2009, Century reported a net loss of $24.4 million ($0.28 per basic and diluted common share).  Financial results were negatively impacted by net after-tax expense of $11.5 million related to the purchase of downside aluminum price protection for a portion of Century’s U.S. production through 2010, and a net after-tax charge of $5.3 million for losses on early extinguishment and modification of debt.   Financial results were positively impacted by a $6.6 million benefit related to discrete income tax adjustments.  Cost of sales for the fourth quarter of 2009 included a $17.2 million net after-tax charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements.

For 2010, the company reported net income of $60.0 million ($0.59 per basic and diluted common share).  These results were negatively impacted by a mark-to-market loss on forward contracts of $10.5 million primarily related to LME price protection options and by a contractual termination pension benefit charge of $4.6 million due to the continued curtailment of the Ravenswood facility. Changes to the Century of West Virginia retiree medical benefits program increased results by $56.7 million with an associated discrete tax benefit of $2.0 million.  Tax benefits related to the release of tax reserves no longer required positively impacted results by $2.1 million for the year. Cost of sales for the year includes a $63.2 million net after-tax charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements.

For 2009, the company reported a net loss of $206.0 million ($2.73 per basic and diluted common share).  These results were negatively impacted by several items, including:  a net after-tax charge of $41.7 million for costs associated with production curtailments at U.S. smelters; a $73.2 million net after-tax impairment charge associated with the divestiture of our alumina and bauxite  investments; a net after- tax charge of $11.0 million related to the purchase of downside aluminum price protection for a portion of our U.S. production through 2010; and a net after-tax charge of $4.7 million for losses on early extinguishment and modification of debt.  2009 results were positively impacted by a net after-tax benefit of $57.8 million, primarily from realized and unrealized gains related to the termination of the existing power contract and its replacement with a new power contract at Hawesville and a $14.3 million benefit related to discrete income tax adjustments.  Net after-tax inventory lower of cost or market adjustments of $33.6 million favorably impacted the yearly results.  Cost of sales for 2009 included a $31.6 million net after-tax charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements.

Sales for the fourth quarter of 2010 were $316.9 million compared with $256.8 million for the fourth quarter of 2009. Shipments of primary aluminum for the 2010 fourth quarter were 148,923 tonnes, compared with 147,700 tonnes shipped in the year-ago quarter. Sales for 2010 were $1,169 million compared with $899 million for 2009, and total 2010 primary aluminum shipments of 585,395 tonnes compared with 605,126 tonnes shipped in 2009.

"Global economic growth has improved over the last several quarters, with business increasing across most end-markets," commented Logan W. Kruger, President and Chief Executive Officer.  "In China, consumer activity and industrial production have reaccelerated since last spring despite a variety of government actions to control inflationary pressures.  Other developing regions also remain buoyant, although inflation is a developing trend in these regions as well.  On the other hand, certain large markets, such as construction, remain historically weak in the U.S. and Europe.  Aluminum inventories continue to be high, a situation that may be exacerbated by new and restarted capacity expected to come on-line over the next several months.  In summary, we believe the risks of the current market environment are reasonably balanced; it is in this context that we are managing the company."

"We are pleased with Century's progress during the closing months of 2010 and the beginning of 2011," continued Mr. Kruger.  "At Hawesville, we have concluded a new five-year labor agreement and are ahead of plans to restart the potline that was curtailed during the financial crisis.  We are continuing to advance the complex process required for a potential restart of the Ravenswood smelter.  We have built strong liquidity and reduced structural costs as well as long-term obligations.  These accomplishments should help to protect the company during periods of volatility that inevitably occur in commodities markets and provide the underpinnings to grow the company in a deliberate manner.  Toward this end, we are working on high-return, low-risk growth programs at Grundartangi and Hawesville and we continue to make progress toward what we cautiously expect will be a restart of major construction activity at Helguvik this year."

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California.

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Century Aluminum’s quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.

Contacts:
Mike Dildine (media)	831-642-9364
Shelly Lair (investors)	831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement
This press release and comments made by Century management on the quarterly conference call contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements.  Such risks and uncertainties may include, without limitation, declines in aluminum prices or increases in our operating costs; increasing inflation or other worsening of global financial and economic conditions; increases in global aluminum inventories and the addition of new or restarted global aluminum production capacity; additional delays in the completion of our Helguvik, Iceland smelter; our ability to successfully progress the potential restart of our Ravenswood smelter and implement growth programs at Grundartangi and Hawesville; and our ability to successfully implement measures to protect Century during economic down cycles. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Century Aluminum Company
Consolidated Statements of Operations
(in Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
NET SALES
Third-party customers	$205,547	$187,906	$755,863	$668,344
Related parties	111,304	68,908	413,408	230,909
	316,851	256,814	1,169,271	899,253

COST OF GOODS SOLD	275,716	242,539	1,056,875	964,918

GROSS PROFIT (LOSS)	41,135	14,275	112,396	(65,665)

OTHER OPERATING EXPENSES (INCOME) – NET	(49,591)	6,013	(37,386)	(16,088)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,101	15,093	46,802	47,879

OPERATING INCOME (LOSS)	79,625	(6,831)	102,980	(97,456)

INTEREST EXPENSE – THIRD PARTY – NET	(6,171)	(6,305)	(25,010)	(29,093)
INTEREST INCOME – RELATED PARTY	115	141	448	572
NET LOSS ON FORWARD CONTRACTS	(5,681)	(11,631)	(10,495)	(19,415)
OTHER EXPENSE - NET	(598)	(4,852)	(377)	(4,751)
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES	67,290	(29,478)	67,546	(150,143)

INCOME TAX (EXPENSE) BENEFIT	(2,803)	4,257	(11,133)	12,357

INCOME (LOSS) BEFORE EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES	64,487	(25,221)	56,413	(137,786)

EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES	793	867	3,558	(68,196)

NET INCOME (LOSS)	$65,280	$(24,354)	$59,971	$(205,982)

NET INCOME (LOSS) ALLOCATED TO COMMON SHAREHOLDERS	$59,939	$(24,354)	$55,046	$(205,982)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.65	$(0.28)	$0.59	$(2.73)
Diluted	$0.64	$(0.28)	$0.59	$(2.73)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	92,742	88,160	92,676	75,343
Diluted	93,414	88,160	93,302	75,343

Century Aluminum Company
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$304,296	$198,234
Restricted cash	3,673	8,879
Accounts receivable - net	43,903	37,706
Due from affiliates	51,006	19,255
Inventories	155,908	131,473
Prepaid and other current assets	18,292	93,921
Total current assets	577,078	489,468
Property, plant and equipment – net	1,256,970	1,298,288
Due from affiliates – less current portion	6,054	5,859
Other assets	82,954	68,135
Total	$1,923,056	$1,861,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$88,004	$77,301
Due to affiliates	45,381	32,708
Accrued and other current liabilities	41,495	38,598
Accrued employee benefits costs – current portion	26,682	12,997
Convertible senior notes	45,483	43,239
Industrial revenue bonds	7,815	7,815
Total current liabilities	254,860	212,658

Senior notes payable	248,530	247,624
Accrued pension benefits costs – less current portion	37,795	43,281
Accrued postretirement benefits costs – less current portion	103,744	177,231
Other liabilities	37,612	31,604
Deferred taxes	85,999	81,622
Total noncurrent liabilities	513,680	581,362

Shareholders’ Equity:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 82,515 and 83,452 shares issued and outstanding at December 31, 2010 and 2009, respectively)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 92,771,864 and 92,530,068 shares issued and outstanding at December 31, 2010 and 2009, respectively)	928	925
Additional paid-in capital	2,503,907	2,501,389
Accumulated other comprehensive loss	(49,976)	(74,270)
Accumulated deficit	(1,300,344)	(1,360,315)
Total shareholders’ equity	1,154,516	1,067,730
Total	$1,923,056	$1,861,750

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Year ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$59,971	$(205,982)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized net loss on forward contracts	10,030	11,956
Unrealized gain on contractual receivable	-	(81,557)
Realized benefit of contractual receivable	55,703	26,025
Write-off of intangible asset	-	23,759
Accrued and other plant curtailment costs – net	(56,010)	9,940
Lower of cost or market inventory adjustment	(426)	(47,152)
Depreciation and amortization	63,550	72,624
Debt discount amortization	3,150	7,022
Deferred income taxes	15,552	44,952
Pension and other postretirement benefits	14,578	12,952
Stock-based compensation	1,905	3,338
Non-cash loss on early extinguishment and modification of debt	-	2,325
Non-cash loss from disposition of equity investments	-	73,234
Non-cash contingent obligation	13,091	-
Undistributed earnings of joint ventures	(3,558)	(5,038)
Change in operating assets and liabilities:
Accounts receivable – net	(6,197)	23,154
Sale of short-term trading securities	-	13,686
Due from affiliates	(38,191)	21,625
Inventories	(24,009)	35,766
Prepaid and other current assets	13,412	44,847
Accounts payable, trade	11,674	(17,596)
Due to affiliates	12,685	(11,961)
Accrued and other current liabilities	(1,758)	(15,448)
Other – net	(13,642)	(3,072)
Net cash provided by operating activities	131,510	39,399

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(12,241)	(16,935)
Nordural expansion	(19,227)	(21,981)
Investments in and advances to joint ventures	(32)	(1,044)
Payment received on advances from joint ventures	-	1,761
Proceeds from sale of property, plant and equipment	823	-
Restricted and other cash deposits	5,206	(8,014)
Net cash used in investing activities	(25,471)	(46,213)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment under revolving credit facility	-	(25,000)
Financing fees	-	(2,429)
Issuance of common stock – net	23	103,077
Net cash provided by financing activities	23	75,648

CHANGE IN CASH AND CASH EQUIVALENTS	106,062	68,834

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	198,234	129,400

CASH AND CASH EQUIVALENTS, END OF YEAR	$304,296	$198,234

Century Aluminum Company
Selected Operating Data
 (Unaudited)

SHIPMENTS – PRIMARY ALUMINUM

	Direct (1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	(000) Revenue
2010
4th Quarter	83,073	183,145	$1.10	65,850	145,172	$114,513
3rd Quarter	81,693	180,102	0.99	65,523	144,454	100,231
2nd Quarter	76,521	168,700	1.04	68,058	150,043	112,523
1st Quarter	76,653	168,990	1.04	68,024	149,968	109,659
Total	317,940	700,937	$1.04	267,455	589,637	$436,926

2009
4th Quarter	78,095	172,168	$0.92	69,605	153,450	$98,331
3rd Quarter	77,023	169,807	0.82	69,222	152,609	88,780
2nd Quarter	76,817	169,353	0.69	68,876	151,846	72,136
1st Quarter	97,392	214,712	0.72	68,096	150,126	71,048
Total	329,327	726,040	$0.78	275,799	608,031	$330,295

(1) Does not include Toll shipments from Nordural Grundartangi